Exhibit 99.1
Google Inc. Announces First Quarter 2013 Results

MOUNTAIN VIEW, Calif. – April 18, 2013 - Google Inc. (NASDAQ: GOOG) today announced financial results for the quarter ended March 31, 2013.

"We had a very strong start to 2013, with $14.0 billion in revenue, up 31% year-on-year," said Larry Page, CEO of Google. "We are working hard and investing in our products that aim to improve billions of people's lives all around the world."
Q1 Financial Summary
Google Inc. reported consolidated revenues of $13.97 billion for the quarter ended March 31, 2013, an increase of 31% compared to the first quarter of 2012. Google Inc. reports advertising revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs (TAC). In the first quarter of 2013, TAC totaled $2.96 billion, or 25% of advertising revenues.

Operating income, operating margin, net income, and earnings per share (EPS) are reported on a GAAP and non-GAAP basis. The non-GAAP measures, as well as free cash flow, an alternative non-GAAP measure of liquidity, are described below and are reconciled to the corresponding GAAP measures at the end of this release.

•
GAAP operating income in the first quarter of 2013 was $3.48 billion, or 25% of revenues. This compares to GAAP operating income of $3.39 billion, or 32% of revenues, in the first quarter of 2012. Non-GAAP operating income in the first quarter of 2013 was $4.22 billion, or 30% of revenues. This compares to non-GAAP operating income of $3.94 billion, or 37% of revenues, in the first quarter of 2012.

•
GAAP net income including net income from discontinued operations in the first quarter of 2013 was $3.35 billion, compared to $2.89 billion in the first quarter of 2012. Non-GAAP net income in the first quarter of 2013 was $3.90 billion, compared to $3.33 billion in the first quarter of 2012.

•
GAAP EPS including impact from net income from discontinued operations in the first quarter of 2013 was $9.94 on 337 million diluted shares outstanding, compared to $8.75 in the first quarter of 2012 on 330 million diluted shares outstanding. Non-GAAP EPS in the first quarter of 2013 was $11.58, compared to $10.08 in the first quarter of 2012.

•
Non-GAAP operating income and non-GAAP operating margin exclude stock-based compensation (SBC) expense, as well as restructuring and related charges recorded in our Motorola Mobile business.  Non-GAAP net income and non-GAAP EPS exclude the expenses noted above, net of the related tax benefits, as well as net income from discontinued operations. In the first quarter of 2013, the expense related to SBC and the related tax benefits were $681 million and $149 million compared to $556 million and $118 million in the first quarter of 2012.  In the first quarter of 2013, restructuring and related charges recorded in our Motorola Mobile business were $66 million, and the related tax benefits were $23 million. In addition, net income from discontinued operations, in the first quarter of 2013, was $22 million.

Q1 Financial Highlights
Revenues and other information - On a consolidated basis, Google Inc. revenues for the quarter ended March 31, 2013 were $13.97 billion, an increase of 31% compared to the first quarter of 2012.
Google Revenues (advertising and other) - Google revenues were $12.95 billion, or 93% of consolidated revenues, in the first quarter of 2013, representing a 22% increase over first quarter 2012 revenues of $10.65 billion.

•
Google Sites Revenues - Google-owned sites generated revenues of $8.64 billion, or 67% of total Google revenues, in the first quarter of 2013. This represents an 18% increase over first quarter 2012 Google sites revenues of $7.31 billion.

•
Google Network Revenues - Google's partner sites generated revenues of $3.26 billion, or 25% of total Google revenues, in the first quarter of 2013. This represents a 12% increase from first quarter 2012 Google network revenues of $2.91 billion.

•
Other Revenues - Other revenues from Google were $1.05 billion, or 8% of total Google revenues, in the first quarter of 2013. This represents a 150% increase over first quarter 2012 other revenues of $420 million.

Google International Revenues - Google revenues from outside of the United States totaled $7.1 billion, representing 55% of total Google revenues in the first quarter of 2013, compared to 54% in the fourth quarter of 2012 and in the first quarter of 2012.
Foreign Exchange Impact on Google Revenues - Excluding gains related to our foreign exchange risk management program, had foreign exchange rates remained constant from the fourth quarter of 2012 through the first quarter of 2013, our Google revenues in the first quarter of 2013 would have been $11 million higher. Excluding gains related to our foreign exchange risk management program, had foreign exchange rates remained constant from the first quarter of 2012 through the first quarter of 2013, our Google revenues in the first quarter of 2013 would have been $110 million higher.

◦	Google revenues from the United Kingdom totaled $1.39 billion, representing 11% of Google revenues in the first quarter of 2013, compared to 11% in the first quarter of 2012.

◦	In the first quarter of 2013, we recognized a benefit of $35 million to Google revenues through our foreign exchange risk management program, compared to $37 million in the first quarter of 2012.
Reconciliations of our non-GAAP international revenues excluding the impact of foreign exchange and hedging to GAAP international revenues are included at the end of this release.
Paid Clicks - Aggregate paid clicks, which include clicks related to ads served on Google sites and the sites of our Network members, increased approximately 20% over the first quarter of 2012 and increased approximately 3% over the fourth quarter of 2012.
Cost-Per-Click - Average cost-per-click, which includes clicks related to ads served on Google sites and the sites of our Network members, decreased approximately 4% over the first quarter of 2012 and decreased approximately 4% over the fourth quarter of 2012.
TAC - Traffic acquisition costs, the portion of revenues shared with Google's partners, increased to $2.96 billion in the first quarter of 2013, compared to $2.51 billion in the first quarter of 2012. TAC as a percentage of advertising revenues was 25% in the first quarter of 2013, compared to 25% in the first quarter of 2012.
The majority of TAC is related to amounts ultimately paid to our Network members, which totaled $2.28 billion in the first quarter of 2013. TAC also includes amounts ultimately paid to certain distribution partners and others who direct traffic to our website, which totaled $680 million in the first quarter of 2013.
Motorola Mobile Revenues (hardware and other) - Motorola Mobile revenues were $1.02 billion, or 7% of consolidated revenues in the first quarter of 2013.
Other Cost of Revenues - Other cost of revenues, which is comprised primarily of manufacturing and inventory-related costs, data center operational expenses, amortization of intangible assets, and content acquisition costs, increased to $2.98 billion, or 21% of revenues, in the first quarter of 2013, compared to $1.28 billion, or 12% of revenues, in the first quarter of 2012.
Operating Expenses - Operating expenses, other than cost of revenues, were $4.55 billion in the first quarter of 2013, or 33% of revenues, compared to $3.47 billion in the first quarter of 2012, or 33% of revenues.
Amortization Expenses - Amortization expenses of acquisition-related intangible assets were $315 million for the first quarter of 2013.  Of the $315 million, $153 million was as a result of the acquisition of Motorola, of which $116 million was allocated to Google and $37 million was allocated to Motorola Mobile.
Stock-Based Compensation (SBC) - In the first quarter of 2013, the total charge related to SBC was $697 million, compared to $556 million in the first quarter of 2012. We currently estimate SBC charges for grants to employees prior to March 31, 2013 to be approximately $2.7 billion for 2013. This estimate does not include expenses to be recognized related to employee stock awards that are granted after March 31, 2013 or non-employee stock awards that have been or may be granted.

Operating Income - On a consolidated basis, GAAP operating income in the first quarter of 2013 was $3.48 billion, or 25% of revenues. This compares to GAAP operating income of $3.39 billion, or 32% of revenues, in the first quarter of 2012. Non-GAAP operating income in the first quarter of 2013 was $4.22 billion, or 30% of revenues. This compares to non-GAAP operating income of $3.94 billion, or 37% of revenues, in the first quarter of 2012.

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Google Operating Income - GAAP operating income for Google was $3.75 billion, or 29% of Google revenues, in the first quarter of 2013. This compares to GAAP operating income of $3.39 billion, or 32% of Google revenues, in the first quarter of 2012. Non-GAAP operating income in the first quarter of 2013 was $4.40 billion, or 34% of Google revenues. This compares to non-GAAP operating income of $3.94 billion in the first quarter of 2012, or 37% of Google revenues.

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Motorola Mobile Operating Loss - GAAP operating loss for Motorola Mobile was $271 million, or -27% of Motorola Mobile revenues in the first quarter of 2013. Non-GAAP operating loss for Motorola Mobile in the first quarter of 2013 was $179 million, or -18% of Motorola Mobile revenues.

Interest and Other Income, Net - Interest and other income, net, was $134 million in the first quarter of 2013, compared to $156 million in the first quarter of 2012.
Income Taxes - Our effective tax rate was 8% for the first quarter of 2013.
Net Income - GAAP net income in the first quarter of 2013 was $3.35 billion, compared to $2.89 billion in the first quarter of 2012. Non-GAAP net income was $3.90 billion in the first quarter of 2013, compared to $3.33 billion in the first quarter of 2012. GAAP EPS in the first quarter of 2013 was $9.94 on 337 million diluted shares outstanding, compared to $8.75 in the first quarter of 2012 on 330 million diluted shares outstanding. Non-GAAP EPS in the first quarter of 2013 was $11.58, compared to $10.08 in the first quarter of 2012.
Cash Flow and Capital Expenditures  - Net cash provided by operating activities in the first quarter of 2013 totaled $3.63 billion, compared to $3.69 billion in the first quarter of 2012. In the first quarter of 2013, capital expenditures were $1.2 billion, the majority of which was for production equipment, data center construction and facilities-related purchases. Free cash flow, an alternative non-GAAP measure of liquidity, is defined as net cash provided by operating activities less capital expenditures. In the first quarter of 2013, free cash flow was $2.43 billion.
We expect to continue to make significant capital expenditures.
A reconciliation of free cash flow to net cash provided by operating activities, the GAAP measure of liquidity, is included at the end of this release.
Cash - As of March 31, 2013, cash, cash equivalents, and marketable securities were $50.1 billion.
Headcount - On a worldwide basis, we employed 53,891 full-time employees (38,739 in Google and 9,982 in Motorola Mobile and 5,170 in Motorola Home) as of March 31, 2013, compared to 53,861 full-time employees as of December 31, 2012.
WEBCAST AND CONFERENCE CALL INFORMATION
A live audio webcast of Google’s first quarter 2013 earnings release call will be available at http://investor.google.com/webcast.html. The call begins today at 1:30 PM (PT) / 4:30 PM (ET). This press release, the financial tables, as well as other supplemental information including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, are also available on that site.

We also announce investor information, including news and commentary about our business and financial performance, SEC filings, notices of investor events and our press and earnings releases, on our investor relations website (http://investor.google.com) and our investor relations Google+ page (https://plus.google.com/+GoogleInvestorRelations/posts).

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements that involve risks and uncertainties. These statements include statements regarding our continued investments in our core areas of strategic focus, our expected SBC charges, and our plans to make significant capital expenditures. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, unforeseen changes in our hiring patterns and our need to expend capital to accommodate the growth of the business, as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2012 which are on file with the SEC and are available on our investor relations website at investor.google.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.  All information provided in this release and in the attachments is as of April 18, 2013, and we undertake no duty to update this information unless required by law.

ABOUT NON-GAAP FINANCIAL MEASURES
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP EPS, free cash flow, and non-GAAP international revenues. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned "Reconciliations of selected non-GAAP financial measures to the nearest comparable GAAP financial measures",
 "Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures," "Reconciliation from net cash provided by operating activities to free cash flow," and “Reconciliation from GAAP international revenues to non-GAAP international revenues” included at the end of this release.
We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our recurring core business operating results, meaning our operating performance excluding not only non-cash charges, such as SBC, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance and liquidity as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.
Non-GAAP operating income and operating margin. We define non-GAAP operating income as operating income plus expenses related to SBC, and, as applicable, other special items. Non-GAAP operating margin is defined as non-GAAP operating income divided by revenues. Google considers these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of SBC, and as applicable, other special items so that Google's management and investors can compare Google's recurring core business operating results over multiple periods. Because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FASB ASC Topic 718, Google's management believes that providing a non-GAAP financial measure that excludes SBC allows investors to make meaningful comparisons between Google's recurring core business operating results and those of other companies, as well as providing Google's management with an important tool for financial and operational decision making and for evaluating Google's own recurring core business operating results over different periods of time. There are a number of limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP. First, non-GAAP operating income excludes some costs, namely, SBC, that are recurring. SBC has been and will continue to be for the foreseeable future a significant recurring expense in Google's business. Second, SBC is an important part of our employees' compensation and impacts their performance. Third, the components of the costs that we exclude in our calculation of non-GAAP operating income may differ from the components that our peer companies exclude when they report their results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating income and evaluating non-GAAP operating income together with operating income calculated in accordance with GAAP.
Non-GAAP net income and EPS. We define non-GAAP net income as net income plus expenses related to SBC and, as applicable, other special items less the related tax effects, as well as net income from discontinued operations. The tax effects of SBC and, as applicable, other special items are calculated using the tax-deductible portion of SBC, and, as applicable, other special items, and applying the entity-specific, U.S. federal and blended state tax rates.  We define non-GAAP EPS as non-GAAP net income divided by the weighted average outstanding shares, on a fully-diluted basis. We consider these non-GAAP financial measures to be useful metrics for management and investors for the same reasons that Google uses non-GAAP operating income and non-GAAP operating margin. However, in order to provide a complete picture of our recurring core business operating results, we exclude from non-GAAP net income and non-GAAP EPS the tax effects associated with SBC and, as applicable, other special items. Without excluding these tax effects, investors would only see the gross effect that excluding these expenses had on our operating results. The same limitations described above regarding Google's use of non-GAAP operating income and non-GAAP operating margin apply to our use of non-GAAP net income and non-GAAP EPS. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with net income and EPS calculated in accordance with GAAP.
Free cash flow. We define free cash flow as net cash provided by operating activities less capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, including information technology infrastructure and land and buildings, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow also facilitates management's comparisons of our operating results to competitors' operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Google is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Our management compensates for this limitation by providing information about our capital expenditures on the face of the statement of cash flows and under the caption “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Google has computed free cash flow using the same consistent method from quarter to quarter and year to year.
Non-GAAP international revenues. We define non-GAAP international revenues as international revenues excluding the impact of foreign exchange and hedging. Non-GAAP international revenues are calculated by translating current quarter revenues using prior quarter and prior year exchange rates, as well as excluding any hedging gains realized in the current quarter. We consider non-GAAP international revenues as a useful metric as it facilitates management’s internal comparison to our historical performance.
The accompanying tables have more details on the non-GAAP financial measures that are most directly comparable to GAAP financial measures and the related reconciliations between these financial measures.

Contact:
Willa Chalmers
Investor Relations
+1-650-214-3381
willa@google.com
For Media:
press@google.com

Google Inc.
CONSOLIDATED BALANCE SHEETS
(In millions, except share and par value amounts which are reflected in thousands, and par value per share amounts)

	As of December 31, 2012	As of March 31, 2013
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$14,778	$15,375
Marketable securities	33,310	34,723
Total cash, cash equivalents, and marketable securities (including securities loaned of $3,160 and $4,155)	48,088	50,098
Accounts receivable, net of allowance of $581 and $533	7,885	7,612
Inventories	505	648
Receivable under reverse repurchase agreements	700	700
Deferred income taxes, net	1,144	1,017
Income taxes receivable, net	0	358
Prepaid revenue share, expenses and other assets	2,132	2,375
Total current assets	60,454	62,808
Prepaid revenue share, expenses and other assets, non-current	2,011	2,195
Non-marketable equity investments	1,469	1,470
Property and equipment, net	11,854	12,300
Intangible assets, net	7,473	7,324
Goodwill	10,537	10,595
Total assets	$93,798	$96,692
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,012	$2,094
Short-term debt	2,549	2,150
Accrued compensation and benefits	2,239	1,445
Accrued expenses and other current liabilities	3,258	3,007
Accrued revenue share	1,471	1,437
Securities lending payable	1,673	2,237
Deferred revenue	895	882
Income taxes payable, net	240	0
Total current liabilities	14,337	13,252
Long-term debt	2,988	2,989
Deferred revenue, non-current	100	79
Income taxes payable, non-current	2,046	2,184
Deferred income taxes, net, non-current	1,872	1,978
Other long-term liabilities	740	737
Stockholders’ equity:
Convertible preferred stock, $0.001 par value per share, 100,000 shares authorized; no shares issued and outstanding	0	0
Class A and Class B common stock and additional paid-in capital, $0.001 par value per share: 12,000,000 shares authorized (Class A 9,000,000, Class B 3,000,000); 329,979 (Class A 267,448, Class B 62,531) and par value of $330 (Class A $267, Class B $63) and 331,008 (Class A 270,165, Class B 60,843) and par value of $331 (Class A $270, Class B $61) shares issued and outstanding	22,835	23,429

Class C capital stock, $0.001 par value per share: 3,000,000 shares authorized; no shares issued and outstanding	0	0
Accumulated other comprehensive income	538	356
Retained earnings	48,342	51,688
Total stockholders’ equity	71,715	75,473
Total liabilities and stockholders’ equity	$93,798	$96,692

Google Inc.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except share amounts which are reflected in thousands and per share amounts)

	Three Months Ended
	March 31,
	2012	2013
	(unaudited)
Revenues:
Google (advertising and other)	$10,645	$12,951
Motorola Mobile (hardware and other)	0	1,018
Total revenues	$10,645	$13,969
Costs and expenses:
Cost of revenues - Google (advertising and other) (1)	3,789	5,136
Cost of revenues - Motorola Mobile (hardware and other) (1)	0	808
Research and development (1)	1,441	1,837
Sales and marketing (1)	1,269	1,586
General and administrative (1)	757	1,125
Total costs and expenses	7,256	10,492
Income from operations	3,389	3,477
Interest and other income, net	156	134
Income from continuing operations before income taxes	3,545	3,611
Provision for income taxes	655	287
Net income from continuing operations	2,890	3,324
Net income from discontinued operations	0	22
Net income	$2,890	$3,346
Net income per share - basic:
Continuing operations	$8.88	$10.06
Discontinued operations	0.00	0.07
Net income per share - basic	$8.88	$10.13
Net income per share - diluted:
Continuing operations	$8.75	$9.87
Discontinued operations	0.00	0.07
Net income per share - diluted	$8.75	$9.94

Shares used in per share calculation - basic	325,299	330,454
Shares used in per share calculation - diluted	330,136	336,663
______________________
(1) Includes stock-based compensation expense as follows:
Cost of revenues - Google (advertising and other)	$74	$99
Cost of revenues - Motorola Mobile (hardware and other)	0	5
Research and development	299	361
Sales and marketing	97	125
General and administrative	86	107
	$556	$697

Google Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended
	March 31,
	2012	2013
Operating activities	(unaudited)
Net income	$2,890	$3,346
Adjustments:
Depreciation and amortization of property and equipment	378	584
Amortization of intangible and other assets	133	315
Stock-based compensation expense	556	708
Excess tax benefits from stock-based award activities	(28)	(94)
Deferred income taxes	354	202
Gain on sale of marketable equity securities	(44)	0
Other	(24)	37
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	301	256
Income taxes, net	143	(335)
Inventories	(32)	(142)
Prepaid revenue share, expenses and other assets	(276)	(212)
Accounts payable	169	87
Accrued expenses and other liabilities	(855)	(1,059)
Accrued revenue share	(11)	(27)
Deferred revenue	40	(33)
Net cash provided by operating activities	3,694	3,633
Investing activities
Purchases of property and equipment	(607)	(1,203)
Purchases of marketable securities	(8,688)	(7,834)
Maturities and sales of marketable securities	17,201	6,319
Investments in non-marketable equity investments	(103)	(36)
Cash collateral related to securities lending	245	564
Investments in reverse repurchase agreements	195	0
Acquisitions, net of cash acquired, and purchases of intangibles and other assets	(92)	(251)
Net cash provided by (used in) investing activities	8,151	(2,441)
Financing activities
Net payments related to stock-based award activities	(47)	(210)
Excess tax benefits from stock-based award activities	28	94
Proceeds from issuance of debt, net of costs	3,149	2,922
Repayments of debt	(1,900)	(3,323)
Net cash provided by (used in) financing activities	1,230	(517)
Effect of exchange rate changes on cash and cash equivalents	50	(78)
Net increase in cash and cash equivalents	13,125	597
Cash and cash equivalents at beginning of period	9,983	14,778
Cash and cash equivalents at end of period	$23,108	$15,375

Reconciliations of selected non-GAAP financial measures to the nearest comparable GAAP financial measures
The following tables present reconciliations of selected non-GAAP financial measures to the nearest comparable GAAP financial measures (in millions, unaudited):

	Three Months Ended March 31, 2012
	Google
	GAAP	Adjustments (1)	Non-GAAP
Revenues	$10,645		$10,645
Costs and expenses:
Cost of revenues	3,789	$74	3,715
Research and development	1,441	299	1,142
Sales and marketing	1,269	97	1,172
General and administrative	757	86	671
Total costs and expenses	7,256	$556	$6,700
Income from operations	$3,389		$3,945

	Three Months Ended March 31, 2013
	Google			Motorola Mobile			Consolidated
	GAAP	Adjustments (1)	Non-GAAP	GAAP	Adjustments (2)	Non-GAAP	GAAP	Adjustments (2)	Non-GAAP
Revenues	$12,951		$12,951	$1,018		$1,018	$13,969		$13,969
Costs and expenses:
Cost of revenues	5,136	$99	5,037	808	$10	798	5,944	$109	5,835
Research and development	1,617	338	1,279	220	42	178	1,837	380	1,457
Sales and marketing	1,435	118	1,317	151	15	136	1,586	133	1,453
General and administrative	1,015	100	915	110	25	85	1,125	125	1,000
Total costs and expenses	9,203	$655	8,548	1,289	$92	1,197	10,492	$747	9,745
Income (loss) from operations	$3,748		$4,403	$(271)		$(179)	$3,477		$4,224

(1)	To eliminate stock-based compensation expense.

(2)	To eliminate stock-based compensation expense, as well as restructuring and related charges recorded in Motorola Mobile.

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures
The following table presents certain non-GAAP results before certain items (in millions, except share amounts which are reflected in thousands and per share amounts, unaudited):

	Three Months Ended March 31, 2012						Three Months Ended March 31, 2013
Consolidated	GAAP Actual	Operating Margin (a)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (b)	GAAP Actual	Operating Margin (a)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (b)
			$556	(c)					$681	(d)
									66	(e)
Income from operations	$3,389	31.8%	$556		$3,945	37.1%	$3,477	24.9%	$747		$4,224	30.2%
			$556	(c)					$681	(d)
			(118)	(f)					(149)	(f)
									66	(e)
									(23)	(g)
									(22)	(h)
Net income	$2,890		$438		$3,328		$3,346		$553		$3,899
Net income per share - diluted	$8.75				$10.08		$9.94				$11.58
Shares used in per share calculation - diluted	330,136				330,136		336,663				336,663

(a)	Operating margin is defined as consolidated income from operations divided by consolidated revenues.

(b)	Non-GAAP operating margin is defined as non-GAAP consolidated income from operations divided by consolidated revenues.

(c)	To eliminate $556 million of stock-based compensation expense recorded in the first quarter of 2012.

(d)	To eliminate $681 million of stock-based compensation expense recorded in the first quarter of 2013.

(e)	To eliminate $66 million of restructuring and related charges recorded in Motorola Mobile.

(f)	To eliminate income tax effects related to expenses noted in (c) and (d).

(g)	To eliminate income tax effects related to expense noted in (e).

(h)	To eliminate net income from discontinued operations.

The following tables present certain non-GAAP results before certain items by business (in millions, unaudited):

	Three Months Ended March 31, 2012						Three Months Ended March 31, 2013
Google	GAAP Actual	Operating Margin (i)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (j)	GAAP Actual	Operating Margin (i)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (j)
			$556	(k)					$655	(l)
Income from operations	$3,389	31.8%	$556		$3,945	37.1%	$3,748	28.9%	$655		$4,403	34.0%

(i)	Operating margin is defined as Google income from operations divided by Google revenues.

(j)	Non-GAAP operating margin is defined as non-GAAP Google income from operations divided by Google revenues.

(k)	To eliminate $556 million of stock-based compensation expense recorded in the first quarter of 2012.

(l)	To eliminate $655 million of stock-based compensation expense recorded in the first quarter of 2013.

Three Months Ended March 31, 2013
Motorola Mobile	GAAP Actual	Operating Margin (m)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (n)
			$26	(o)
			66	(p)
Loss from operations	$(271)	(26.6)%	$92		$(179)	(17.6)%

(m)	Operating margin is defined as Motorola Mobile loss from operations divided by Motorola Mobile revenues.

(n)	Non-GAAP operating margin is defined as non-GAAP Motorola Mobile loss from operations divided by Motorola Mobile revenues.

(o)	To eliminate $26 million of stock-based compensation expense recorded in the first quarter of 2013.

(p)	To eliminate $66 million of restructuring and related charges recorded in Motorola Mobile.

Reconciliation from net cash provided by operating activities to free cash flow (in millions, unaudited):

Three Months Ended
March 31, 2013
Net cash provided by operating activities	$3,633
Less purchases of property and equipment	(1,203)
Free cash flow	$2,430
Net cash used in investing activities(1)	$(2,441)
Net cash used in financing activities	$(517)
(1) Includes purchases of property and equipment.

Reconciliation from GAAP international revenues to non-GAAP international revenues (in millions, unaudited):

	Three Months Ended	Three Months Ended
Consolidated	March 31, 2013	March 31, 2013
	(using Q1'12's FX rates)	(using Q4’12’s FX rates)
United Kingdom revenues (GAAP)	$1,398	$1,398
Exclude foreign exchange impact on Q1’13 revenues using Q1’12 rates	5	0
Exclude foreign exchange impact on Q1’13 revenues using Q4’12 rates	0	28
Exclude hedging gains recognized in Q1’13	(20)	(20)
United Kingdom revenues excluding foreign exchange and hedging impact (Non-GAAP)	$1,383	$1,406
Rest of the world revenues (GAAP)	$6,240	$6,240
Exclude foreign exchange impact on Q1’13 revenues using Q1’12 rates	126	0
Exclude foreign exchange impact on Q1’13 revenues using Q4’12 rates	0	(20)
Exclude hedging gains recognized in Q1’13	(15)	(15)
Rest of the world revenues excluding foreign exchange and hedging impact (Non-GAAP)	$6,351	$6,205

	Three Months Ended	Three Months Ended
Google	March 31, 2013	March 31, 2013
	(using Q1'12's FX rates)	(using Q4’12’s FX rates)
United Kingdom revenues (GAAP)	$1,387	$1,387
Exclude foreign exchange impact on Q1’13 revenues using Q1’12 rates	5	0
Exclude foreign exchange impact on Q1’13 revenues using Q4’12 rates	0	27
Exclude hedging gains recognized in Q1’13	(20)	(20)
United Kingdom revenues excluding foreign exchange and hedging impact (Non-GAAP)	$1,372	$1,394
Rest of the world revenues (GAAP)	$5,728	$5,728
Exclude foreign exchange impact on Q1’13 revenues using Q1’12 rates	105	0
Exclude foreign exchange impact on Q1’13 revenues using Q4’12 rates	0	(16)
Exclude hedging gains recognized in Q1’13	(15)	(15)
Rest of the world revenues excluding foreign exchange and hedging impact (Non-GAAP)	$5,818	$5,697

The following table presents our consolidated revenues by revenue source (in millions):

	Three Months Ended
	March 31,
	2012	2013
	(unaudited)
Advertising revenues:
Google websites	$7,312	$8,640
Google Network Members’ websites	2,913	3,262
Total advertising revenues	10,225	11,902
Other revenues	420	1,049
Total Google revenues (advertising and other)	10,645	12,951
Total Motorola Mobile revenues (hardware and other)	0	1,018
Consolidated revenues	$10,645	$13,969
The following table presents our Google revenues, by revenue source, as a percentage of Google revenues:

	Three Months Ended March 31,
	2012	2013
	(unaudited)
Advertising revenues:
Google websites	69%	67%
Google Network Members’ websites	27%	25%
Total advertising revenues	96%	92%
Other revenues	4%	8%
Google revenues	100%	100%